Exhibit 5.1

200 South Orange Avenue, Suite 2600 | Orlando, FL 32801 | T 407.425.8500 | F 407.244.5288

Holland & Knight LLP | www.hklaw.com

June 23, 2025

Brown & Brown, Inc.

300 North Beach Street

Daytona Beach, Florida 32114

Re:	Brown & Brown, Inc. – Registration Statement on Form S-3
Senior Debt Securities

Ladies and Gentlemen:

We have acted as special counsel for Brown & Brown, Inc., a Florida corporation (the “Company”), in connection with the issuance and sale of $400,000,000 aggregate principal amount of the Company’s 4.600% Senior Notes due 2026 (the “2026 Notes”), $500,000,000 aggregate principal amount of the Company’s 4.700% Senior Notes due 2028 (the “2028 Notes”), $800,000,000 aggregate principal amount of the Company’s 4.900% Senior Notes due 2030 (the “2030 Notes”), $500,000,000 aggregate principal amount of the Company’s 5.250% Senior Notes due 2032 (the “2032 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 5.550% Senior Notes due 2035 (the “2035 Notes”) and $1,000,000,000 aggregate principal amount of the Company’s 6.250% Senior Notes due 2055 (the “2055 Notes” and, collectively with the 2026 Notes, 2028 Notes, 2030 Notes, 2032 Notes and 2035 Notes, the “Notes”). The Notes are being issued under that certain Indenture dated as of September 18, 2014, between the Company and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of September 18, 2014, the Second Supplemental Indenture, dated as of March 11, 2019, the Third Supplemental Indenture, dated as of September 24, 2020, the Fourth Supplemental Indenture, dated as of March 17, 2022, the Fifth Supplemental Indenture, dated as of June 11, 2024, and the Sixth Supplemental Indenture, dated as of June 23, 2025 (the “Supplemental Indentures”, and the Base Indenture, as supplemented by the Supplemental Indentures, the “Indenture”). The Notes are to be sold as set forth in the Company’s Automatic Shelf Registration Statement on Form S-3 (Registration No. 333-271708) (the “Registration Statement”) filed on May 8, 2023, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), the Prospectus dated May 5, 2023 (the “Prospectus”), the Prospectus Supplement dated June 10, 2025 (the “Prospectus Supplement”), and pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”) dated June 11, 2025, between the Company and BofA Securities, Inc. and J.P. Morgan Securities LLC, on behalf of the several underwriters named therein (the “Underwriters”). Capitalized terms in this opinion that are not otherwise defined herein have the meanings ascribed to them in the Underwriting Agreement.

Atlanta | Austin | Birmingham | Boston | Century City | Charlotte | Chattanooga | Chicago | Dallas | Denver | Fort Lauderdale Houston | Jacksonville | Los Angeles | Miami | Nashville | Newport Beach | New York | Orlando | Philadelphia | Portland Richmond | San Francisco | Seattle | Stamford | Tallahassee | Tampa | Tysons | Washington, D.C. | West Palm Beach

Brown & Brown, Inc. June 23, 2025 Page 2

In so acting, we have examined original counterparts or copies of original counterparts of the following documents: (i) the Underwriting Agreement; (ii) the Indenture; (iii) the Registration Statement; (iv) the Preliminary Prospectus; (v) the Time of Sale Information; (vi) the Prospectus; (vii) the Company’s Amended and Restated Articles of Incorporation; (viii) the Company’s Amended and Restated By-laws; and (ix) resolutions of the Board of Directors of the Company in connection with the Registration Statement and the Prospectus Supplement.

We have also examined originals or copies of such records of the Company, certificates and web sites of public officials and of officers or other representatives of the Company and agreements and other documents, and made such other investigations, as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinions expressed below.

In rendering the opinions set forth herein, we have assumed: (i) the genuineness of all signatures (whether manual, electronic or otherwise) and, to the extent that a signature on a document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document; (ii) the authenticity of the originals of the documents submitted to us; (iii) the conformity to authentic originals of any documents submitted to us as copies; and (iv) as to matters of fact, the truthfulness of the representations made or otherwise incorporated in the Registration Statement and Underwriting Agreement and representations and statements made in certificates or web sites of public officials and officers or other representatives of the Company.

In addition, we have assumed that the terms of the Notes will have been established so as not to violate, conflict with or constitute a default under any: (i) agreement or instrument to which the Company is a party or to which its property is subject; (ii) law, rule or regulation to which the Company or any of its property is subject; (iii) judicial or administrative order or decree of any governmental authority; or (iv) consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.

We have not independently established the validity of the foregoing assumptions.

Based on the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered in accordance with the Underwriting Agreement upon payment of the consideration therefor provided for therein, such Notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

Our opinions are limited to the laws of the State of New York and the State of Florida, and we do not express any opinion herein concerning any other laws.

Brown & Brown, Inc. June 23, 2025 Page 3

Our opinions are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws affecting the rights and remedies of creditors, stakeholders, or classes or groups of creditors or stakeholders generally. Our opinions are subject to general principles of equity exercisable in the discretion of a court (including without limitation obligations and standards of good faith, fair dealing, materiality and reasonableness and defenses relating to unconscionability or to impracticability or impossibility of performance).

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We consent to the reference to this firm in the Registration Statement under the caption “Legal Matters” and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. Our consent, however, shall not constitute an admission to our being experts as provided for in Sections 7 and 11 of the Securities Act.

Respectfully submitted,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP